Exhibit 99.1

FOR IMMEDIATE RELEASE

September 13, 2007

MICHAEL VEKICH TO LEAVE CIPRICO BOARD

Minneapolis, MN, September 13, 2007 – Ciprico Inc. (NASDAQ: CPCI), a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows, announced today that Michael M. Vekich will be leaving the Ciprico Board of Directors effective September 10, 2007.

Vekich, 59, is chief executive officer of Vekich Associates and also Chairman, President and Chief Operating Officer of Skyline Displays, Inc.

Vekich joined the Ciprico board in 2002. He served as Ciprico’s lead outside director and chaired the audit committee. Vekich also previously chaired the company’s governance committee.

“One of my areas of expertise and my passion is for governance. The governance committee has given Ciprico a solid foundation as the company builds for the future,” said Vekich. “However, after five years on the Ciprico board, I’m eager to explore new opportunities.”

Vekich said he is leaving the board with confidence that Ciprico has a strong leadership team in place. “CEO Steve Merrifield has brought together an outstanding group of people to guide the company,” said Vekich.

“We wish Mike the very best and appreciate his leadership, hard work and the contributions he has made to Ciprico” said Merrifield, Ciprico CEO.   “Mike and the rest of our board have been instrumental in reshaping our company over the past year, and I am very confident Ciprico is poised to return to growth and profitability because of those efforts and the efforts of our management team and our employees.”

The company expects to name a replacement for Vekich in the near future.

For more information, contact:

Steve Merrifield, chief executive officer (763) 551-4000

Media: Tony Carideo, The Carideo Group, Inc. (612) 317-2880

About Ciprico

Ciprico, Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows.  Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such forward-looking statements, which reflect our ability to build sustainable growth and return to profitability and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  These risks and uncertainties include but are not limited to: delays in product development; market acceptance of Ciprico’s products and services; technological change in the storage and related industries; competition in the storage software market; the potential failure of Ciprico’s partners to introduce products incorporating Ciprico’s products; intellectual property issues; and other risk factors discussed in Ciprico’s reports on Forms 10-KSB, 10-QSB and other reports filed with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Forward-looking statements speak only as of the date on which they were made, and except as required by law; we assume no obligation to update any forward-looking statements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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